Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Aeterna Zentaris Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Common Share Purchase Warrants (1)(3)	—		2,534,424	—	—	—	—	—	—	—	—
	Equity	Common Shares, no par value, underlying Common Share Purchase Warrants (1)(4)	457	(o)	2,534,424	$0.01	$25,344.24	$147.60 per $1,000,000	$3.75	—	—	—	—
Fees Previously Paid	—	$25,344.24	—		—	—	—	—	—	—	—	—	—

	Total Offering Amounts						$25,344.24		$3.75
	Total Fees Previously Paid								—
	Net Fee Due								$3.75

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of ordinary shares as may become issuable as a result of share splits, share dividends or similar transactions.
(2)	All Common Shares of Registrant carry rights to purchase additional Common Share pursuant to the Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada. Such purchase rights are attached to and trade with the Common Shares.
(3)	Represents the Common Share Purchase Warrants being issued to all holders of Registrant’s outstanding Common Shares and all holders of Registrant’s currently outstanding warrants to purchase Registrant’s Common Shares for no consideration and accordingly no registration fee is payable with respect to such Common Share Purchase Warrants.
(4)	Represents the Common Shares of Registrant that may be issued upon the exercise of the Common Stock Purchase Warrants.
(5)	Represents the exercise price per Common Share of the Common Share Purchase Warrants.